Company Contact:
Laby Wu, Chief Financial Officer, Director of Investor Relations
Puda Coal, Inc.
Tel:   +86-10-6439-2405
Email: labywu@gmail.com
Web:   http://www.pudacoalinc.com

Investor Relations Contact: Crocker Coulson, President CCG Investor Relations Tel: +1-646-213-1915 Email: crocker.coulson@ccgir.com	Elaine Ketchmere, Partner Tel: +1-310-954-1345 Email: elaine.ketchmere@ccgir.com Web: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Puda Coal Signs Agreements to Acquire Additional Coal Mines under Pinglu Project Phase II

TAIYUAN, SHANXI PROVINCE, China, November 3, 2010 – Puda Coal, Inc. (NYSE Amex: PUDA) (“Puda Coal” or the “Company”), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and a consolidator of twelve coal mines in Shanxi Province, today announced that Shanxi Puda Coal Group Co. Ltd (“Shanxi Coal”), a 90% subsidiary of Puda Coal, entered into separate coal mining rights and mining assets transfer agreements with two coal mines located in Pinglu County, Shanxi Province, on October 28, 2010, Shanxi Pinglu Renling Coal Industry Ltd. (“Renling Coal”) and Pinglu County Donggou Coal Mine (“Donggou Coal”).

Pursuant to the agreement with Renling Coal, Shanxi Coal will pay Renling Coal an aggregate purchase price of RMB 205,000,000 (approximately $30.65 million) in cash, of which RMB 38,830,000 ($5.80 million) is for Renling Coal’s tangible assets and RMB 166,170,000 ($24.85 million) is for the mining rights of and compensation to Renling Coal.

Pursuant to the agreement with Donggou Coal, Shanxi Coal will pay Donggou Coal an aggregate purchase price of RMB 77,500,000 (approximately $11.59 million) in cash, of which RMB 9,130,000 ($1.37 million) is for Donggou Coal’s tangible assets and RMB 68,370,000 ($10.22 million) is for the mining rights of and compensation to Donggou Coal.

Under each agreement, Shanxi Coal agrees to pay 50% of the purchase price within three days of signing, 40% of the purchase price within 30 days after assets transfer is completed and the mining permits and property deeds are transferred, and the remaining 10% of the purchase price six months after the mining permits and property deeds are transferred.

Pursuant to the above agreements, Renling Coal and Donggou Coal will be responsible for canceling or terminating their respective employment contracts (or labor relationships) with their staff, paying all unpaid wage, premium and welfare expenses, and bearing all of the expenses caused by the cancellation or termination of the employment contracts.

Shanxi Coal plans to place all the purchased assets of Renling Coal and Donggou Coal into Shanxi Pinglu Dajinhe Jinyi Coal Industry Co., Ltd., a newly established project company approved by the Shanxi provincial government, which is one of the three project companies to be set up by Shanxi Coal as Phase II of the Pinglu Project.

Phase II of the Pinglu Project will be co-developed by Shanxi Coal, Mr. Zhao Ming and Mr. Gao Jianping (the “Co-Investors”) based on the Investment Cooperation Agreement signed on August 1, 2010, pursuant to which Shanxi Coal, Mr. Ming Zhao and Mr. Jianping Gao will contribute 40%, 30% and 30%, respectively, of the total investment needed for the consolidation and construction of Phase II of the Pinglu Project.

The Co-Investors authorized Shanxi Coal to manage Phase II of the Pinglu Project. The Renling Coal and Donggou Coal mining assets acquisition, as well as the subsequent project company construction, will be developed by the Co-Investors.

Upon completion of the transfer of the mining rights and mining assets under the above agreements, Shanxi Coal plans to close down Donggou Coal and consolidate its underground coal reserves into Renling Coal, which will undergo improvements and construction to increase the designed annual capacity of the two coal mines from the current aggregate annual capacity of 450,000 metric tons to 900,000 metric tons. The Company expects to complete the consolidation and restructuring within twelve months after the closing of the asset acquisitions.  Renling Coal and Donggou Coal have high quality thermal coal reserves and the underground coal reserves are intact and easy to explore.

“Our Pinglu Project Phase II continues to gain momentum as we have entered into definitive agreements to purchase four coal mines to be consolidated as part of Phase II,” commented Mr. Liping Zhu, CEO of Puda Coal, “We become increasingly confident in our ability to manage the coal mine consolidation process as we transform Puda Coal into an integrated coal washing and coal mining company. We believe our vertically integrated operations will further mitigate our operating risks, diversify our revenue sources and enhance our operating margin.”

About Puda Coal, Inc.
Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company has recently moved upstream into coal mining, as a consolidator and acquirer of coal mines in Shanxi Province, including the Pinglu projects and the Jianhe projects. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of eight thermal coal mines located Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, the closing of the transactions contemplated under each coal mine acquisition agreement is subject to various closing conditions, and the anticipated annual capacity of the acquired coal mines will be subject to risks and uncertainties relating to market and geological conditions as well as our management’s ability to operate and manage the coal mines. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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